                                                                  EXHIBIT 10.35




                                AN APPRAISAL OF
                                NORTHLAKE TUCKER
                           AMBULATORY SURGERY CENTER
                                TUCKER, GEORGIA

[logo]    VALUATION COUNSELORS GROUP, INC.

          340 Interstate North Parkway
          Atlanta, Georgia  30339
          (404) 955-0088
          (Fax) 955-0466

                                                                  April 14, 1994


Crescent Capital Trust, Incorporated
One Perimeter Park South, Suite 335-S
Birmingham, Alabama  35243

Attention:       Mr. John W. McRoberts
                 President & CFO

Gentlemen:

In accordance with your request, we are pleased to submit this appraisal report covering the market value of the medical office building identified as follows:

                   NORTHLAKE TUCKER AMBULATORY SURGERY CENTER
                               1491 MONTREAL ROAD
                                TUCKER, GEORGIA

The purpose of this valuation is to estimate the market value of the subject property's leased fee estate as of March 15, 1994, subject to a master lease from Surgical Health Corporation. The report is to be used for asset valuation purposes in conjunction with financing. Crescent Capital Trust, Incorporated is establishing a real estate investment trust (REIT) and the valuation assumes that the prospective REIT is the owner of the property, with Surgical Health Corporation guaranteeing annual net rental income of $115,000 on a fifteen-year lease, and an additional $104,709 annual rental income in conjunction with the ground lease associated with the subject property.

This appraisal investigation includes visits to the facility, discussions with the current owners and management of the property, a review of available financial data, discussions with local brokers and government offices, and research and analysis of the market.

"Market value" is defined as:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

Crescent Capital Trust, Incorporated
April 14, 1994
Page Two



         o       Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute.]


The subject property is a one-story outpatient surgery center containing 8,749 gross square feet constructed in 1993, located on a 2.16-acre site. The net leasable square feet is equal to its gross amount of 8,749 square feet.

In arriving at the opinion expressed in this report, it is assumed that the title to the property is free and clear and held under responsible ownership. The information furnished us by others is believed to be reliable, but no responsibility for its accuracy is assumed. The value reported herein is based upon the integrity of the information provided.

Based upon the procedures, assumptions and conditions outlined in this report, we estimate the market value of the leased fee interest in the Northlake Tucker Ambulatory Surgery Center, as of March 15, 1994, to be:

                                   $1,040,000
                                   ==========

Crescent Capital Trust, Incorporated
April 14, 1994
Page Three



This value estimate includes real property only, and excludes the value of any furniture or equipment located within the property.

We have no responsibility to update our report for events and circumstances occurring after the date of this report. Neither the whole, nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without Valuation Counselors Group, Inc.'s prior written approval of the form and context in which it appears.

This appraisal report consists of the following:

         o       This letter outlining the services performed;

         o       Certifications of the appraisers;

         o       A Statement of Facts and Limiting Conditions;

         o       A Summary of Salient Facts and Conclusions;

         o       A Narrative section detailing the appraisal of the property;
                 and

         o       An Exhibit section containing supplementary data.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                                        Respectfully submitted,

                                        VALUATION COUNSELORS GROUP, INC.


                                        /s/ Patrick J. Simers
                                        ---------------------
                                        Patrick J. Simers
                                        Managing Director

PJS:mhb

                            APPRAISER CERTIFICATION


We, the undersigned, do hereby certify that to the best of our knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions.

         We have no present or prospective interest in the property that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

         Our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in or the use of this report.

         Our analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the requirements of the Code of Professional Ethics, the Appraisal Institute, American Society of Appraisers, and the Uniform Standards of Professional Appraisal Practice.

         The use of this report is subject to the requirements of the Appraisal Institute and American Society of Appraisers relating to review by its duly authorized representatives.

         Barbara R. Anderson, the principle appraiser, made a personal inspection of the property that is the subject of this report. Patrick J. Simers has not made a personal inspection of the property.

         This assignment was made subject to regulations of the State of Georgia Real Estate Appraisers Board. The undersigned state certified appraiser has met the requirements of the board that allow this report to be regarded as a "certified appraisal".



/s/ Patrick J. Simers                         /s/ Barbara R. Anderson
- ---------------------------                   ----------------------------
Patrick J. Simers                             Barbara R. Anderson
Managing Director                             Appraiser

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


Valuation Counselors Group, Inc. strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion, or conclusion. To assist the reader in interpreting this report, such assumptions are set forth as follows:

Appraisals are performed, and written reports are prepared by, or under the supervision of, members of the Appraisal Institute in accordance with the Institute's Standard of Professional Practice and Code of Professional Ethics.

Appraisal assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent services related to an appraisal assignment (e.g., testimony, updates, conferences, reprint or copy services) is contemplated, special arrangements acceptable to Valuation Counselors Group, Inc. must be made in advance. Valuation Counselors Group, Inc. reserves the right to make adjustments to the analysis, opinions and conclusions set forth in the report as we may deem necessary by consideration of additional or more reliable data that may become available.

No opinion is rendered as to legal fee or property title, which are assumed to be good and marketable. Prevailing leases, liens and other encumbrances, including internal and external environmental conditions and structural defects, if any, have been disregarded, unless otherwise specifically stated in the report. Sketches, maps, photographs, or other graphic aids included in appraisal reports are intended to assist the reader in ready identification and visualization of the property and are not intended for technical purposes.

It is assumed that: no opinion is intended in matters that require legal, engineering, or other professional advice which has been or will be obtained from professional sources; the appraisal report will not be used for guidance in legal or professional matters exclusive of the appraisal and valuation discipline; there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and floodplain, unless otherwise noted; there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report; and the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

In the absence of competent technical advice to the contrary, it is assumed that the property being appraised is not adversely affected by concealed or unapparent hazards, such as, but not limited to, asbestos, hazardous or contaminated substances, toxic waste or radioactivity. The appraiser is not qualified to detect such substances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area were taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy, and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of Valuation Counselors Group, Inc.'s knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

It should be specifically noted by any prospective mortgagee that the appraisal assumes that the property will be competently managed, leased, and maintained by financially sound owners over the expected period of ownership. This appraisal engagement does not entail an evaluation of management's or owner's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No effort has been made to determine the impact of possible energy shortages or the effect on this project of future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

The date of the appraisal to which the value estimate conclusions apply is set forth in the letter of transmittal and within the body of the report. The value is based on the purchasing power of the United States dollar as of that date.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser, or Valuation Counselors Group, Inc., shall be disseminated to the public through public relations media, news media, sales media or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc.

Unless otherwise noted, Valuation Counselors Group, Inc. assumes that there will be no changes in tax regulations.

No significant change is assumed in the supply and demand patterns indicated in the report. The appraisal assumes market conditions observed as of the current date of our market research stated in the letter of transmittal. These market conditions are believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


The report and the final estimate of value and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed, solely for the purposes stated and should not be relied upon for any other purpose. Any allocation of total price between land and the improvements as shown is invalidated if used separately or in conjunction with any other report.

This report assumes that the property is in compliance with the various requirements of the Americans with Disabilities Act (ADA) or that the cost of compliance is minimal. As appraisers, we are not qualified to determine compliance with ADA, and this report does not consider any effects of the ADA on the value of the property.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS




GENERAL DATA
- ------------
Effective Date of Value:           March 15, 1994

Property Identification:           Northlake Tucker Ambulatory Surgery Center

Property Location:                 1419 Montreal Road, Tucker, Georgia

Interest Appraised:                Leased Fee Estate

Gross Building Area:               8,749 square feet

Net Leasable Area:                 8,749 square feet

Land Size:                         Approximately 94,090 square feet, or 2.16
                                   acres

Improvements Description:          A one-story building constructed in 1993,
                                   containing 8,749 gross square feet and 8,749
                                   leasable square feet.

Physical Occupancy Percentage:     100%


CONCLUSIONS
- -----------

Cost Approach:                     $1,100,000

Sales Comparison Approach:         $1,140,000

Income Approach:                   $1,040,000

Final Value Estimate:              $1,040,000
                                   ==========

                                           TABLE OF CONTENTS
                                                                                             Page
                                                                                             ----
Transmittal Letter
Appraiser Certifications
Statement of Facts and Limiting Conditions
Summary of Salient Facts and Conclusions

INTRODUCTION                                                                                    1
     Property Identification                                                                    1
     Purpose and Effective Date of the Appraisal                                                1
     Function of the Appraisal                                                                  1
     Scope of the Appraisal                                                                     1
     Property Rights Appraised                                                                  2
     Definition of Value                                                                        2
     History of the Property                                                                    3
     History and Nature of the Business Environment                                             4
     Reasonable Exposure Time                                                                   6

DESCRIPTIVE DATA                                                                                7
     Area Data - Metropolitan Atlanta                                                           7
     Neighborhood Analysis                                                                      8
     Zoning                                                                                     9
     Real Estate Taxes and Assessments                                                         10
     Site Analysis                                                                             11
     Building and Site Improvements                                                            12

HIGHEST AND BEST USE                                                                           14

VALUATION SECTION                                                                              18
     Valuation Methodology                                                                     18
     Cost Approach                                                                             19
     Sales Comparison Approach                                                                 30
     Income Approach                                                                           41

CORRELATION AND CONCLUSION                                                                     44

                              TABLE OF CONTENTS
                              -----------------
EXHIBIT SECTION
- ---------------

Exhibit A        -    Professional Qualifications
Exhibit B        -    Legal Description
Exhibit C        -    Area Map
Exhibit D        -    Location Map
Exhibit E        -    Tax Plat Map
Exhibit F        -    Site Plan
Exhibit G        -    Floor Plan
Exhibit H        -    Land Sales Map
Exhibit I        -    Building Description
Exhibit J        -    Land Improvements Description
Exhibit K        -    Ground Lease
Exhibit L        -    Rent Comparable Location Map
Exhibit M        -    Rent Comparables Summary
Exhibit N        -    Subject Photographs

                                  INTRODUCTION


PROPERTY IDENTIFICATION

The subject of this appraisal, known as Northlake Tucker Ambulatory Surgery Center, is a 8,749 square foot outpatient surgery facility located at 1491 Montreal Road, Tucker, DeKalb County, Georgia.


PURPOSE AND EFFECTIVE DATE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the real property identified above. The effective date of valuation is March 15, 1994. The date of the appraisal report is March 25, 1994.


FUNCTION OF THE APPRAISAL

The report is to be used for asset valuation purposes in conjunction with financing. Crescent Capital Trust, Incorporated is establishing a real estate investment trust (REIT). It is our understanding that the REIT will involve mortgage financing.


SCOPE OF THE APPRAISAL

This appraisal engagement includes all three of the standard valuation approaches and is in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and Society of Real Estate Appraisers. The scope of our assignment included collecting, verifying and analyzing market and property data applicable to the three approaches and consistent with the property's highest and best use. The results of the three approaches are then reconciled into a final value conclusion considering the relevancy and quality of data presented in each of the approaches.

PROPERTY RIGHTS APPRAISED

The property right appraised herein is the Leased Fee Estate.

"Leased Fee Estate" is:

         "an ownership held by the landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor (the leased fee owner) and leased fee are specified by contract terms contained within the lease."

         [The Appraisal of Real Estate, p. 123, 10th Ed., published by The Appraisal Institute.]


DEFINITION OF VALUE

For the purpose of this valuation, "market value" is defined as follows:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute].

HISTORY OF THE PROPERTY

The subject land, comprised of 2.16 acres, is owned by J.T. Honea, Sr. and J.T. Honea, Jr. and is subject to a ground lease between the owners and Surgical Health Corporation (Lessee) which commenced August 20, 1992 for a fifteen-year term with two, five-year renewal options. A summary of the lease terms is included in the Exhibit section of this report. The subject improvements were constructed in 1993 by Surgical Health Corporation and the Northlake Tucker Ambulatory Surgery Center opened for business in October 1993.

Surgical Health Corporation is considering including the subject medical office building in a new REIT, as mentioned earlier. This report is being completed for internal valuation purposes and for mortgage financing in conjunction with the sale to the REIT.

The subject professional building has reportedly not been marketed for sale and is not currently under an agreement of sale. No other deed transfers were noted in the last three years. A title search is recommended for official determination.


HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT

United States Economic Performance and Outlook

The value of the business enterprise is influenced by potential returns available from alternative investments. These return expectations are affected by economic conditions as they impact the ability of a business enterprise to generate a return on its invested capital. Perhaps the most important economic indicator affecting potential investor returns is the aggregate demand for goods and services. Aggregate demand is measured by a country's Gross Domestic Product (GDP), which is the sum of all domestic expenditures for consumption, government services, and net exports.

The United States economy has been in a period of slow economic growth, but the rate of growth appears to have increased in recent months. Gross Domestic Product (GDP) increased at a 2.1 percent annual rate during 1992 after declining (1.2%) during 1991. The GDP was 0.7 percent and 1.6 percent, respectively, for the first and second quarters of 1993, and an estimated 4.0 percent for the fourth quarter of 1993.

The components of GDP indicate that the economic recovery is affecting many sectors of the economy. Personal consumption expenditures, which account for approximately two-thirds of GDP, rose only 1.3 percent during the first half of 1993. Non- Residential Fixed Investment advanced 2.2 percent and Residential Fixed Investment grew 1.7 percent. Federal Government Purchases declined (0.6%) over the same period. Federal Government Purchases account for 7.2 percent of the total GDP, and this decline is limited to the rate of overall GDP growth.

The value of the business enterprise is also affected by the current and expected levels of inflation and interest rates. Inflation creates uncertainty in the mind of investors as they attempt to estimate future investment returns. This uncertainty is incorporated into both the required return on equity and debt capital. The Federal Reserve has warned, however, that interest rates will be pushed higher if inflation begins to show signs of "heating up".

The economic downturn in the early 1990s resulted in sharply lower inflation. The Consumer Price Index (CPI) ended 1992 with a 3.0 percent increase compared to a 4.2 percent increase during 1991. The CPI for 1993 is currently estimated at 3.3 percent. The GDP Deflator, a much broader price level index, ended 1992 with a 2.6 percent annual increase compared to a 4.0 percent increase during 1991. The GDP Deflator is currently estimated at 2.5 percent for 1993.

The Federal Reserve Bank has adopted a relatively easier monetary policy as a result of the recession. Interest rates, as represented by long-term Treasury bond yields, declined approximately ten basis points compared to rates existing a year earlier. Long-term corporate bond rates have also decreased and the Federal Reserve's discount rate reductions have prompted commercial banks to lower their prime lending rate to 6.0 percent. Selected monetary statistics are presented in the following table.

                     INTEREST RATES AND SELECTED STATISTICS

                                                                     JANUARY 6, 1994        JANUARY 2, 1992

                       Federal Fund Rate                                  3.0%                    3.9%
                       90-Day Treasury Bill Rate                          3.1%                    3.9%
                       30-Year Treasury Bond                              6.4%                    7.5%
                       Aaa Bond Yield                                     6.9%                    8.2%
                       Prime Rate                                         6.0%                    6.5%


Economic Outlook

According to Value Line's Quarterly Economic Review, dated December 24, 1993, the economic recovery is now 2.5 years old, but shows much slower growth than normal for a mature recovery. Among factors cited by Value Line for contributing to the recent slow growth are "high debt, stagnant personal income, low consumer confidence and a troubling unemployment rate". Recent improvements have focussed on the auto, machinery, steel, housing and specialty retailer market segments. Value Line cautions, however, that the recent improvements in the economy are being limited by a slow job growth base. Value Line's Quarterly Economic Review identified the following estimates for selected economic statistics from 1993 to 1995.


                                                                           1993           1994           1995

                    Real GDP                                               2.6%           3.3%           3.3%
                    Personal Consumption Expenditures                      3.0%           2.7%           2.3%
                    Federal Government Purchases                          (4.8%)         (5.8%)         (4.0%)
                    30-Year Treasury Bond Yields                           6.6%           6.6%           6.8%
                    Prime Rate                                             6.0%           6.2%           6.4%
                    Consumer Price Index                                   3.1%           3.2%           3.3%


In summary, these factors play an important part in determining the supply and demand for real property, and, indirectly, the value of properties. Most of the forces discussed above are indicating an on-going soft demand for many types of commercial real estate.

This soft demand has caused some property values to remain flat and some to decline. The lower interest rates in recent periods, however, are serving to stabilize commercial property values.


REASONABLE EXPOSURE TIME

The Appraisal Foundation defines "Exposure Time" as follows:

         "The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market. Exposure Time is different for various types of real estate and under various market conditions. It is noted that the overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable effort. This statement focusses on the time component."

         [Statement on Appraisal Standards No. 6 (SMT-6) from the Appraisal Foundation].

It is our opinion, based on an analysis of comparable sales and market transactions, that a reasonable exposure time for the subject property type, at the appraised market value, is three to six months.

                                DESCRIPTIVE DATA


AREA DATA - Metropolitan Atlanta

The subject property is located in DeKalb County, approximately 15 miles northeast of downtown Atlanta via Interstate 85. The Atlanta Metropolitan Statistical Area (MSA) is a 5,148 square mile region encompassing 18 counties in the northwestern portion of the state of Georgia. Atlanta has grown to become the major economic center of the Southeast in recent decades. Very early in its history, the city developed a retail, wholesale, and distribution economy based upon its transportation and locational advantages. Atlanta's emergence as a major urban center, however, did not begin until the 1950s after changes wrought by the wartime economy laid the groundwork for a major transformation of the Southeast regional economy. Despite its early dominance as a transportation hub and center of commerce, Atlanta could only expand in concert with the region it served.

During the past three decades, Atlanta has consistently out-paced the nation as well as the Southeast region in population and employment growth. In 1950, Atlanta comprised only .48 percent of the nation's population and 3.47 percent of the Southeast's population. By 1980, Atlanta had increased these percentages to .89 percent and 5.76 percent, respectively. Employment growth was no less dramatic. In 1950, Atlanta accounted for only .57 percent of all non-agricultural employment in the nation and 5.60 percent of the region's employment. By 1980, these percentages were 1.06 percent and 7.27 percent, respectively.

The Atlanta MSA now ranks as the ninth largest primary metropolitan area in the nation. The 1980 census recorded 2,029,710 persons residing in the 18-county metropolitan area. The 1990 estimated population was 2,717,784, a 33.9 percent increase from the 1980 census. The population for the 18-county metropolitan area for 1995 is forecast to be 3,071,283, a 13.0 percent increase from the 1990 estimate.

The Atlanta economy is distinguished from the national economy by its greater concentration of trade and service employment, and the relatively low share of manufacturing employment. The service sector of the economy has consistently grown at a much faster pace than the goods-producing sector. Atlanta's employment base is broadly diversified, with no single industry dominating the local economy.

Atlanta's economy continued to expand during the 1980 and 1982 nationwide economic recessions. From 1978 to 1983, Atlanta was the second fastest growing employment center in the nation. During the eight economic recessions since World War II, Atlanta was only seriously affected by the 1974-1975 slowdown, which was largely the result of an over-built real estate market. Atlanta has felt the impact of the current recession, but the overall impact has been mild and as the national economy improves, so will the city's.

Anticipated high growth areas include retail trade, services, international business, interstate banking, and high technology. Atlanta should continue to benefit from the emergence of interstate banking because of the strength of its financial institutions and its obvious locational advantages.

International business has grown steadily and holds great promise, partially with improved overseas air connections. Georgia Tech has spawned many high technology firms and is actively involved in nurturing this growing sector of the national and local economies. Trade activity has always been, and will continue to be, a mainstay of Atlanta's economy. Services will continue to keep pace with these basic growth factors.

In summary, metropolitan Atlanta has developed the necessary infrastructure of transportation and commercial services to secure its role as a regional trade, convention, and office center. Led primarily by the service sector, growth in economic indicators such as employment and population are expected to continue during the 1990s; however, at a slower rate than the current decade. Further, the 1980s have left most markets over-built, specifically office, retail and housing; a slowing of new construction is expected in order to allow the absorption of existing inventories.


NEIGHBORHOOD ANALYSIS

The subject property is located in unincorporated DeKalb County, Georgia along the east side of Montreal Road approximately 250 feet south of the Lawrenceville Highway, also known as Highway 29. It's physical street address is 1491 Montreal Road.

The neighborhood boundaries are considered to be Lawrenceville Highway to the north, Interstate Highway 285 to the west, Stone Mountain Parkway (Highway 78) to the south, and John's Road to the east. Within the neighborhood, the predominant land uses are institutional and single-family residential, with commercial and retail uses located along the major thoroughfares; and the Northlake Regional Medical Center to the south of the subject property along the East side of Montreal Road.

Lawrenceville Highway, a major east/west thoroughfare with Interstate 285 access, gives the neighborhood excellent access. Development along Lawrenceville Highway is comprised of commercial and retail structures. Montreal Road provides north/south access for the residential and institutional uses within the neighborhood.

Land uses adjacent to the subject property are medical office to the south, used car lot and vacant land to the north, single-family residence to the east and a car dealership and vacant land to the west, across Montreal Road. The older, single-family residences are being demolished or converted to medical and professional offices. The redevelopment of the area is being driven primarily by the central location of the Northlake Regional Medical Center within the neighborhood.

All typical urban services including utilities and police and fire protection are available to the subject property. No negative influences or trends were noted in the neighborhood.

In summary, the property is located in a mixed-use residential and institutional neighborhood with close proximity to the Northlake Regional Medical Center. The neighborhood is considered to have good access and exposure. The surrounding land uses are not considered detrimental to the subject's existing improvements. The subject's use as an outpatient surgery center blends in well with the surrounding land development.


ZONING

The subject property is zoned "C-1, Conditional", Commercial Conditional District, by the County of DeKalb. According to the County zoning requirements, the commercial district provides for the orderly arrangement of commercial, sales and service space.

Permitted uses include commercial, retail, service, professional office and other similar uses consistent with this zoning code's purpose and surrounding uses.

The subject's "conditional" zoning, effective May 7, 1992, allows one point of entry from Montreal Road and no point of entry from Woodlawn Circle.

Improvement setback requirements within the C-1 District are as follows:

         Front            75 feet
         Rear             30 feet, if adjacent to commercial
                          50 feet with buffer, if adjacent to residential
         Side             20 feet

The maximum building height is not to exceed five stories. Parking requirements for medical office require four spaces per 1,000 square feet of building. The subject building contains 8,749 square feet which equates to 35 parking spaces. The subject is improved with 44 parking spaces including 4 handicap spaces. According to a review of the zoning ordinance and discussions with the local zoning authorities, the subject is a legal and conforming use and is in conformance with current zoning requirements.


REAL ESTATE TAXES AND ASSESSMENTS

The subject's real property is assessed and taxed by the County of DeKalb. The subject's full parcel number is 018-144-003-229. All properties within DeKalb County are assessed at 40 percent of their fair market value. The property's 1993 assessed value is $330,500 (land only) indicating a total value for county tax purpose of $132,200. The 1993 milage or tax rate for DeKalb County was $42.53 per $1,000 of assessed value. Therefore, taxes were $5,622.00 for 1993. The 1994 milage rate has not been set; however, a change in the assessment is anticipated due to the 1993 construction of the improvements on the site.

We have estimated the market value of the improvements, based on the Cost Approach in this report, to be $1,104,965, assessed at 40 percent, results in an estimated assessed value of $441,986. Added to the indicated current assessed land value of $132,200 for a total estimated assessment of $574,186. Based on the foregoing, the subject property taxes are estimated as follows:

               $1,435,465 x 40% / $1,000  x  $42.53  =  $24,420


SITE ANALYSIS

The subject 2.16-acre site is located along the east side of Montreal Road, approximately 250 feet south of Lawrenceville Highway, at 1491 Montreal Road, Tucker, DeKalb County, Georgia. The site is basically rectangular in shape and exhibits an arc distance of 131.80 feet along the eastern right-of-way line of Montreal Road. The topography of the site is graded level on the western portion of the side and is at grade with Montreal Road. The parking area at the southeast corner of the improved area has been in-filled, held by a concrete retainer wall. The remainder of the site is gently rolling and slopes down toward the east. The eastern portion of the site exhibits approximately an eight-foot grade difference. No limitations to potential development results from the size, shape, or terrain of the site.

The subject property is located in Flood Zone C, an area of minimal flooding, according to Flood Insurance Rate Map Panel Number 130065 0006 C, with an effective date of July 5, 1983. The site appears to have adequate drainage and soil load-bearing capabilities to support most development alternatives. A soil report, however, was not made available to the appraiser and it is assumed, based on existing improvements, that soil load-bearing capabilities are adequate.

The site is improved with a one-story facility constructed of a structural steel frame with dryvit covered exterior walls and a store-front type entrance, utilized as an outpatient surgery center. In addition to concrete and asphalt paving, the site is also improved with general landscaping, site lighting and signage.

Access to the site is provided from one curb cut along the east side of Montreal Road. Montreal Road is a two-lane thoroughfare with an additional turn lane along the east side.

All utilities, inclusive of water, sanitary sewer, electricity, natural gas and telephone service, are available to the site. The public utilities that are available at the present time are considered adequate to service the property.

Our site inspection of the property revealed no obvious easements or encroachments, other than the typical street and utility easements, which do not negatively affect the utility of the property. Further, we assume that the subject site is not encumbered with detrimental easements or encroachments.

To our knowledge, no environmental study has been conducted on the subject site. As appraisers, we are not qualified to detect hazardous materials. Consequently, our report assumes that there are no environmentally hazardous materials in the site or building that would adversely affect the subject property's value.

Overall, the characteristics of the subject property are functional, marketable and well suited for the current use as a medical office building.

A legal description of the property and a land configuration plat are included in the Exhibit section of this report.


BUILDING AND SITE IMPROVEMENTS

The site is improved with a one-story structure constructed in 1993. The building contains 8,749 gross square feet, which is the same as the leasable square feet.

The building areas are the appraiser's calculations based on the dimensions on the Davis-Stokes-Chilton Collaborative P.C. Architects, architectural plans dated June 25, 1992. We assume that the building was constructed according to these plans.

The building is a one-story, pre-fabricated steel structure, with a dryvit exterior. The entire building is sprinklered with a wet system. The building has reinforced concrete floors. The roof is comprised of steel joists, and metal decking, with a waterproof membrane covering. Ceiling finishes consists of acoustical ceiling tiles and recessed fluorescent lighting and gypsum board with painted finish. The interior walls are gypsum board over metal studs with vinyl wall coverings and paint.

Air conditioning is supplied via four roof-mounted York compressors and air handlers with electric duct heaters in the zoned system. In addition, the facility is equipped with a medical gas system with vacuum. A 175 kilawatt generator provides emergency power for the facility. We assume that the heating and electrical capacity is adequate for the subject facility.

The interior floors have both carpeting and vinyl tiles. Windows and doors are metal- framed, and interior doors are solid-core wood. The facility has two surgery suites, a procedure room, patient recovery areas, a laboratory, a pharmacy, a nurses' station, locker rooms, a lounge, and office and reception areas. A portion of the interior has not been finished out at this time. This area is reportedly for future expansion for two additional surgery suites. A typical floor plan for the building is shown in the Exhibit section of this report.

Site improvements include asphalt paving and concrete sidewalks and curbing, exterior lighting, wood fencing, and ground cover and shrubbery around the subject building. A detail description of the building and site improvements are included in the Exhibit section of this report.


CONDITION OF IMPROVEMENTS AND OBSOLESCENCE

The building is new and in excellent condition. There is no deferred maintenance, or functional or economic obsolescence.

                              HIGHEST AND BEST USE


The Appraisal Institute defines "highest and best use" as follows:

         "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value"

         [The Appraisal of Real Estate, P. 45, 10th Ed. published by The Appraisal Institute.]

The four categories of highest and best use analysis are:

         1. Physically Possible - Uses which are physically possible for the site and improvements being analyzed.

         2. Legally Permissible - Uses permitted by zoning and deed restrictions applicable to the site and improvements being analyzed.

         3. Financially Feasible - This step identifies if the physically possible and legally permitted alternatives produce a net income equal to or greater than the amount needed to satisfy operating expenses.

         4. Maximally Productive - This step clarifies which of the financially feasible alternatives provides the highest value consistent with the rate of return warranted by the market for a particular use.

There are two types of highest and best use: THE HIGHEST AND BEST USE OF LAND AS VACANT and THE HIGHEST AND BEST USE OF A PROPERTY AS IMPROVED. Both types are discussed as follows using the four categories of highest and best use.

As Vacant

The purpose of this analysis, given the site is vacant or can easily be made vacant, is to determine if something should be constructed on the site, and, if so, what should be constructed on the site.

PHYSICALLY POSSIBLE

The size and shape of the subject site is adequate for the development of a number of alternative uses including small residential, commercial, office/institutional, industrial and special-purpose properties. The site possesses good access and visibility. The size of the parcel would preclude any large developments.

LEGALLY PERMISSIBLE

As stated earlier in the Zoning section of this report, the property is currently zoned "C-1, Commercial". Permitted uses in this general zoning category vary widely. Potential legal uses would include retail and restaurants, office/institutional, hotels, hospitals and other medical-oriented uses. The subject's conditional zoning provided for the limited access from the adjacent residential street.

Surrounding uses include the hospital, other professional office uses, car lots and some older single-family residential properties. These use patterns would likely preclude industrial, retail or future single-family development on the site.

FINANCIALLY FEASIBLE

Having established that the site is physically suited for and legally restricted to office/institutional and commercial development, the next consideration is economic feasibility. Financially feasible uses for the site, if vacant, are those uses that would generate an economic return to the land. New hospital related development in the subject area indicates that new medical development is financially feasible. New medical offices have recently been constructed along Lawrenceville Highway to the west of the subject property. Office business-use facilities, however, are generally over-built in Atlanta, as is the case in other major metropolitan areas. General business space is not considered financially feasible in the subject market at this time.

MAXIMALLY PRODUCTIVE

The maximally productive use is a financially feasible use that would produce the greatest land value. Office/institutional use is physically possible and legally permissible, and new medical-related development is financially feasible. Based on this analysis, the current highest and best use of the land, if vacant, would be for office/institutional development based on the growth needs of the area hospitals.


As Improved

The subject site is currently improved with an 8,749 leasable square foot professional building and associated site improvements. The purpose of this discussion is to determine whether to leave the improvements as they are, to modify the improvements or to remove the improvements.

PHYSICALLY POSSIBLE

It would obviously be physically possible to leave the improvements as they are, to demolish the existing improvements and replace them with new improvements, or to modify existing improvements. The improvements were recently constructed and are considered functional. The building could be converted to an alternative medical office use as recent trends in the hospital business call for more outpatient business and less inpatient stays.

LEGALLY PERMISSIBLE

The building, as improved, is assumed to be a legal conforming use, since the property was recently constructed and received an occupancy permit. Under the current zoning, the property could remain as it is, be torn down or renovated.

FINANCIALLY FEASIBLE

The highest and best use of the land, if vacant, was to develop with an office/ institutional use based on the adjacent hospital's growth needs. Of the physically possible and legally permissible changes that could be made to the existing facility, demolishing the building would significantly reduce the current asset value, and would not be financially feasible. The only financially feasible use of the existing improvements is its current use as an outpatient surgery center.

MAXIMALLY PRODUCTIVE

The maximally productive use for the existing property is the financially feasible use that produces the greatest property value. The existing use was the only financially feasible use. The highest and best use, as improved, is the property's current use.

                               VALUATION SECTION


VALUATION METHODOLOGY

There are three principal methods to estimate the market value of the assets of the subject property. These are summarized as follows:

         COST APPROACH: This method is based on the principle of substitution, whereby no investor would prudently pay more for a property than it costs to buy land and build a comparable new building. The market value is estimated by calculating the replacement costs of a new building and subtracting all forms of depreciation and obsolescence present in the existing facility. This provides a depreciated value of the subject improvements if replaced new. The estimate of the current value of the subject land is then added to provide a market value of the property.

         SALES COMPARISON APPROACH: The principle of substitution also says that market value can be estimated as the cost of acquiring an equally desirable substitute property, assuming no costly delay in making the substitution. This method analyses the sales of other comparable improved properties. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

         INCOME APPROACH: This method is based on the principle of anticipation, which recognizes that underlying value of the subject property can be estimated by its cash flow or stream of earnings. This approach simulates the future earnings for the property, and converts those earnings into a present market value estimate.

Consideration has been given to each of the three methods to arrive at a final opinion of value. The application of each approach to value is further discussed in the appropriate sections which follow.

                                 COST APPROACH


In the Cost Approach, the subject property is valued based upon the market value of the land, as if vacant, to which is added the depreciated replacement cost of the improvements. The replacement cost new of the improvements is adjusted for accrued depreciation resulting from physical deterioration, functional obsolescence, and external (or economic) obsolescence.

The cost analysis involves three basic steps:

        o    Land value estimate.

        o    Estimated replacement cost of the improvements.

        o    Estimation of the accrued depreciation from all causes.

The sum of the market value of the land and the depreciated replacement cost of the improvements and equipment is the estimated market value via the Cost Approach.


Land Valuation

Land valuation, assuming the site is vacant, is based upon the following steps:

        o A comparison with recent sales and/or asking prices for similar land.

        o Interviews with reliable real estate brokers and other informed sources who are familiar with local real estate activity.

        o        Our experience in estimating land values.

The following sales are located within the general market area of the subject property and are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.

Land Comparable Number 1
- ------------------------
Parcel Number:                     18-145-08-014

Location:                          North side of Lawrenceville Highway
                                   approximately 271 feet west of Spruce Valley
                                   Drive.

Size:                              35,625 square feet

Sale Date:                         February 11, 1992

Deed Book/Page:                    7184/295

Grantor:                           Mildred M. Fisher

Grantee:                           Bruce A. and Iris Feinberg

Sale Price:                        $105,000

Price Per Square Foot:             $2.95

Terms of Sale:                     All Cash

Shape:                             Rectangular

Zoning:                            R-3

Utilities:                         All utilities are available.

Comments:                          This parcel was part of two parcels
                                   assembled for the construction of a medical
                                   office building.

Land Comparable Number 2
- ------------------------
Parcel Number:                    18-145-08-015

Location:                         North side of Lawrenceville Highway
                                  approximately 396 feet west of Spruce Valley
                                  Drive.

Size:                             35,625 square feet

Sale Date:                        February 11, 1992

Deed Book/Page:                   7184/288

Grantor:                          O. S. Bailey, Jr.

Grantee:                          Bruce A. & Iris Z. Feinberg

Sale Price:                       $105,000

Price Per Square Foot:            $2.95

Terms of Sale:                    All Cash

Shape:                            Rectangular

Zoning:                           R-3

Utilities:                        All utilities are available.

Comments:                         This parcel was part of two parcels assembled
                                  for the construction of a medical office
                                  building.

Land Comparable Number 3
- ------------------------
Parcel Number:                    18-145-08-018

Location:                         North side of Lawrenceville Highway
                                  approximately 721 feet south of Spruce Valley
                                  Drive.

Size:                             45,846 square feet

Sale Date:                        April 27, 1993

Deed Book/Page:                   7652/353

Grantor:                          Carde M. Connely

Grantee:                          Bruce & Iris Feinberg

Sale Price:                       $49,600

Price Per Square Foot:            $1.08

Terms of Sale:                    All Cash

Shape:                            Basically rectangular

Zoning:                           C-3 (Commercial)

Utilities:                        All utilities are available.

Comments:                         The site has 237 feet of frontage and is at
                                  grade with Lawrenceville Highway.  The site is
                                  presently improved with a two-story
                                  professional office building.

Land Comparable Number 4
- ------------------------
Location:                         Southeast side of Lawrenceville Highway
                                  approximately 419 feet south of McClendon
                                  Drive.

Size:                             89,298 square feet

Sale Date:                        September 25, 1991

Deed Book/Page:                   7139/754

Grantor:                          Orr Palmer Brick Company

Grantee:                          Jarvis W. Palmer

Sale Price:                       $217,000

Price Per Square Foot:            $2.43

Terms of Sale:                    All Cash

Shape:                            Irregular

Zoning:                           C-3 (Commercial)

Utilities:                        All utilities are available.

Comments:                         The site has approximately 227 feet of
                                  frontage along Lawrenceville Highway and is at
                                  grade.  The topography is rolling and slopes
                                  down to the rear of the lot.  The site is
                                  improved with a single-family residence,
                                  constructed in 1959, which does not contribute
                                  any value.

A summary of the land sales is shown as follows:

                          SUMMARY OF LAND COMPARABLES

                        SALE                                              SALE            SIZE               PRICE
                        NO.         LOCATION                              DATE            (SF)               PER SF

                         1          N/s Lawrenceville Hwy.                02/92           35,625             $2.95
                         2          N/s Lawrenceville Hwy.                02/92           35,625             $2.95
                         3          N/s Lawrenceville Hwy.                04/93           45,846             $1.08
                         4          SE/s Lawrenceville Hwy.               09/91           89,298             $2.43
                      SUBJECT       1419 MONTREAL ROAD                                    94,090



The above sales are located within the general market area of the subject property and are considered to be representative of market activity and conditions as of the valuation date. The sales range in size from 35,625 square feet to 89,298 square feet and indicate an unadjusted range of value from $1.08 per square foot to $2.95 per square foot. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions. The comparable sales are analyzed in the following paragraphs.

LAND SALE NUMBER 1 was one of two parcels that were assembled for the construction of a professional office building. A downward adjustment is indicated for this condition of sale. The land sale is recent and no adjustment appears warranted for time of sale. The sale is located approximately one mile to the west of the subject and is not adjacent to a hospital. As such, an upward adjustment for location is indicated. The site has good access and exposure characteristics and is considered comparable to the subject. As such, no adjustment is indicated for these factors. The parcel is smaller in size compared to the subject. Typically, smaller sites command a higher unit price than larger sites. A downward adjustment is indicated for the sale site compared to the subject. The topography, overall utility and zoning are considered comparable to the subject and no adjustment is indicated for these factors. Overall, a downward adjustment is indicated for the sale.

LAND SALE NUMBER 2 was one of two parcels that were assembled for the construction of a professional office building. A downward adjustment is indicated for this condition of sale. The land sale is recent and no adjustment appears warranted for time of sale. The sale is located approximately one mile to the west of the subject and is not adjacent to a hospital. As such, an upward adjustment for location is indicated. The site has good access and exposure characteristics and is considered comparable to the subject. As such, no adjustment is indicated for these factors. The parcel is smaller in size compared to the subject. Typically, smaller sites command a higher unit price than larger sites. A downward adjustment is indicated for the sale site compared to the subject. The topography, overall utility and zoning are considered comparable to the subject and no adjustment is indicated for these factors. Overall, a downward adjustment is indicated for the sale.

LAND SALE NUMBER 3 was the April 1993 sale of a 45,846 square foot site located along the north side of Lawrenceville Highway. The site was vacant at the time of sale and is presently improved with a medical office building. The sale is recent and no adjustment is indicated for market conditions. The sale is located approximately one mile to the west of the subject and is not adjacent to a hospital. As such, an upward adjustment for location is indicated. The site has good access and exposure characteristics and is considered comparable to the subject. As such, no adjustment is indicated for these factors. The parcel is smaller in size compared to the subject. Typically, smaller sites command a higher unit price than larger sites. A downward adjustment is indicated for the sale site compared to the subject. The topography, overall utility and zoning are considered comparable to the subject and no adjustment is indicated for these factors. Overall, no adjustment is indicated for the sale.

LAND SALE NUMBER 4 represents the September 1991 sale of a 89,298 square foot parcel located along the southeast side of Lawrenceville Highway south of McClendon Drive. A slight downward adjustment is indicated for market conditions based on the date of sale. The site is improved with an older, single-family residence constructed in 1959. However, the improvements do not contribute any value to the site. The sale is located approximately one mile to the west of the subject and is not adjacent to a hospital. As such, an upward adjustment for location is indicated. The site has good access and exposure characteristics and is considered comparable to the subject. As such, no adjustment is indicated for these factors. The parcel is comparable in size compared to the subject and no adjustment is indicated. The topography, overall utility and zoning are considered comparable to the subject and no adjustment is indicated for these factors. Overall, a downward adjustment is indicated for the sale.


Land Conclusion

Based upon the preceding analysis and conversations with local brokers, it is our opinion that a value of $1.50 per square foot is representative of the subject site, as if vacant. Multiplied by the subject's 94,090 square foot site, this would indicate a market value of the subject land calculated as follows:

                      94,090 SF  x  $1.50/SF  =  $141,135

                             Rounded to:   $140,000
                                           ========

Building and Site Improvements

The building and site improvements have been valued on the basis of replacement cost less accumulated depreciation. The cost new was estimated via the segregated cost method, with cost factors obtained from Marshall Valuation Service, Inc., a national cost manual. The unit cost includes both direct and indirect costs, with adjustments made for special building features, construction quality, time and location. The composite unit cost has then been applied to the gross square footage of the building to derive the replacement cost new. A schedule, indicating the derived costs from the Marshall Valuation Service shows the estimated replacement cost by category for the subject building, is presented in the Exhibit section of this report. An amount representing entrepreneurial profit has also been included in this analysis. This profit is a necessary element in the motivation to construct the improvements and represents an additional amount the developer would expect to receive for construction of the project. The amount of entrepreneurial profit varies according to economic conditions and types of development. For the purpose of this report, entrepreneurial profit was estimated to comprise ten percent of the direct and indirect building costs.

The total accumulated depreciation of a structure represents the loss in value due to physical deterioration, functional obsolescence, or external (or economic) obsolescence. Economic life of a structure or improvement is the period over which they contribute to the value of the property. These terms are defined as follows:

        Physical Deterioration: The loss in value due to deterioration or ordinary wear and tear, i.e., natural forces taking their toll of the improvements. This begins at the time the building is completed and continues throughout its physical life.

        Functional Obsolescence: The loss in value due to poor plan, functional inadequacy, or super-adequacy due to size, style, design, or other items. This form of depreciation occurs in both curable or incurable forms.

        External (or Economic) Obsolescence: The loss in value caused by forces outside the property itself. It can take many forms such as excessive noise levels, traffic congestion, abnormally high crime rates, or any other factors which affect a property's ability to produce an economic income, thereby causing a decline in desirability. Other forms of economic obsolescence may include governmental restrictions, excessive taxes, or economic trends.

        Economic Life: The economic life of a good quality medical office buildings is typically 45 to 50 years. For the subject Class C building, we have assumed an economic life of 45 years.

        Remaining Economic Life: Remaining economic life can be defined as the number of years remaining in the economic life of the structure or structural components as of the date of the appraisal.

Marshall Valuation Service, Inc. was used to estimate the overall economic life of the improvements. The assignment of economic lives assumed that, except for the building shell and foundation, building components would be replaced periodically over the life of the building.


Physical Depreciation

The amount of physical depreciation and obsolescence in the subject building is minimal due to its young age. Observation of the subject property indicated that the structure and related component parts have been adequately maintained through a continuous maintenance service program.

The subject property was constructed in 1993 and it is in excellent condition. It is judged that the subject has an effective age equal to its actual age of one year. The remaining useful life is estimated to be 44 years. This translates into a physical depreciation estimate of 2.0 percent (1 year divided by 45 years). The amount of depreciation attributable to the property has been estimated on a straight-line basis, which is founded on the assumption that depreciation of a property occurs equally throughout its economic life.

Due to the design and structural components of the building, we have not indicated any loss in value due to functional obsolescence.

The elements which make up site improvements have shorter economic lives than the building. We have estimated the aggregate useful lives of these items to be 20 years with an effective age of one year and a remaining useful life of 19 years. Therefore, the depreciation rate attributable to the site improvements on a straight-line basis is estimated to be 5.0 percent.

During our area study, we did not notice any evidence of economic obsolescence associated with the subject property.

The computation of value is shown as follows:

                                                Replacement          Accumulated     Depreciated
                                                   Cost              Depreciation       Value
                                               ------------          ------------    -----------
        MOB                                     $1,083,375             $21,668       $1,061,707
        Site Improvements                           45,535               2,277           43,258
                                                ----------             -------       ----------
        Total Improvements                      $1,128,910             $23,945       $1,104,965


Cost Approach Conclusion

Based on the investigation as previously defined, the market value of the subject property by the Cost Approach, as of March 15, 1994, is rounded to:

                                   $1,100,000
                                   ==========

                           SALES COMPARISON APPROACH


The Sales Comparison Approach is based upon the principle of substitution; that is, when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming there is no costly delay in making the substitution. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

The Sales Comparison Approach gives consideration to actual sales of other similar properties with adjustments as previously stated. The sales prices are analyzed in common denominators and applied to the subject property in respective categories to be indicative of market value.

The unit of comparison used in this analysis is the price per square foot, which is the gross purchase price of the building divided by the net leasable area in the building. The following sales are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.
Also, all purchase prices quoted in this report represent all cash sales unless seller financing is noted and the sale prices adjusted for cash equivalency.

In our analysis, we obtained details on seven professional office building sales which have occurred over the past two years. The terms of the sale and significant data was verified to the extent possible by county deed records and with parties to the transaction. Information on these sales is shown on the following pages:

IMPROVED SALE NUMBER 1
- ----------------------

GENERAL SALE DATA
Location:                               1770 Independence Court, Homewood, Jefferson County, Alabama
Date of Sale:                           March 9, 1993
Deed Book/Page:                         4223/115
Grantor:                                Brookwood Medical & Dental Group
Grantee:                                Proxy Land Development Corporation
Sale Price:                             $850,000
Terms of Sale:                          All Cash

PROPERTY DATA

Land Size:                              92,200 square feet
Building Size:                          7,808 square feet - gross
                                        6,928 square feet - leasable
Year Built:                             1984
Occupancy at Sale:                      100%

STABILIZED OPERATING DATA
                                          Dollars             Per SF
                                          -------             ------
Estimated Gross Income:                   $100,456            $14.50
Vacancy Allowance @ 5%:                   $  5,023            $ 0.73
                                          --------            ------
Effective Gross Income:                   $ 95,433            $13.77
Estimated Expenses @ $4.00:               $ 27,712            $ 4.00
                                          --------            ------
Net Operating Income:                     $ 67,721            $ 9.77

MARKET VALUE INDICATORS

Sale Price Per Square Foot:               $ 122.69
Stabilized Overall Rate:                       8.0%
EGIM:                                         8.91

COMMENTS

The Grantor was an affiliate of HealthSouth Medical Center. The hospital paid more than market value for the building so the Grantee/physician would move his surgical practice to the HealthSouth Medical Center.

IMPROVED SALE NUMBER 2
- ----------------------

GENERAL SALE DATA
Location:                                 West side of 20th Street South at the address 908 20th Street South in
                                          Birmingham, Alabama
Date of Sale:                             December 20, 1991
Deed Book/Page:                           4166/170
Grantor:                                  The Byrd Company, Inc.
Grantee:                                  Board of Trustees of the University of Alabama
Sale Price:                               $3,750,000
Terms of Sale:                            All Cash

PROPERTY DATA

Land Size:                                82,460 square feet
Building Size:                            52,440 square feet - gross
                                          44,574 square feet - leasable
Year Built:                               1964

STABILIZED OPERATING DATA
                                            Dollars             Per SF
                                            -------             ------
Estimated Gross Income:                     $624,036            $14.00
Vacancy Allowance @ 10%:                    $ 62,404            $ 1.40
                                            --------            ------
Effective Gross Income:                     $561,632            $12.60
Estimated Expenses @ $6.00/SF               $222,870            $ 5.00
                                            --------            ------
Net Operating Income:                       $338,762            $ 7.60

MARKET VALUE INDICATORS

Sale Price Per Square Foot:                 $  84.13
Stabilized Overall Rate:                         9.0%
EGIM:                                           6.68

COMMENTS

This three-story building was purchased by the UAB Medical Center. A Medical Genetics Center now occupies the facility. The current land value near the UAB campus is estimated at 40% to 45% of the total purchase price.

IMPROVED SALE NUMBER 3
- ----------------------

GENERAL SALE DATA
Location:                                  1260 Upper Hembree Road in Roswell, Fulton County, Georgia
Date of Sale:                              November 20, 1991
Deed Book/Page:                            14752/1-8
Grantor:                                   Upper Hembree Associates II, Ltd.
Grantee:                                   Medical Plaza, Inc.
Sale Price:                                $4,525,000
Terms of Sale:                             All Cash

PROPERTY DATA

Land Size:                                 1.65 acres (approximate)
Building Size:                             32,500 square feet
Year Built:                                1991
Occupancy at Sale:                         100%

STABILIZED OPERATING DATA
                                             Dollars             Per SF
                                             --------            ------
Estimated Gross Income*:                     $671,125            $20.65
Vacancy Allowance @ 5%:                      $ 33,556            $ 1.03
                                             --------            ------
Effective Gross Income:                      $637,569            $19.62
Estimated Expenses @ $6.00/SF                $178,750            $ 5.50
                                             --------            ------
Net Operating Income:                        $458,819            $14.12

MARKET VALUE INDICATORS

Sale Price Per Square Foot:                  $ 139.23
Stabilized Overall Rate:                         10.1%
EGIM:                                            7.10

COMMENTS

This property included three buildings containing 12,400 SF, 12,000 SF and 8,100 SF. The first two buildings were leased to North Fulton Hospital for seven years. The first 12,400 SF was leased for $16.00/SF net, and the other 12,000 SF was leased for $16.25/SF net. The tenants were responsible for all costs but structural maintenance and management.

* The rents were adjusted upward $4.50/SF for gross comparison.

IMPROVED SALE NUMBER 4
- ----------------------

GENERAL SALE DATA
Location:                                  2519 Galiano Street, Miami, Dade County, Florida
Date of Sale:                              December 29, 1992
Deed Book/Page:                            15762/4643
Grantor:                                   American Equities No. 2, Inc.
Grantee:                                   CAC Properties, Inc.
Sale Price:                                $12,521,000
Terms of Sale:                             Third party financing had no impact on the purchase price

PROPERTY DATA

Parcel Number:                             03-4117-005-1340 & 1330
Building Size:                             139,500 square feet
Year Built:                                1986

STABILIZED OPERATING DATA
                                            Dollars              Per SF
                                            -------              ------
Estimated Gross Income:                     $2,511,000           $18.00
Vacancy Allowance:                          $  376,650           $ 2.70
                                            ----------           ------
Effective Gross Income:                     $2,134,350           $15.30
Estimated Expenses @ $6.00/SF:              $  837,000           $ 6.00
                                            ----------           ------
Net Operating Income:                       $1,297,350           $ 9.30

MARKET VALUE INDICATORS

Sale Price Per Square Foot:                 $    89.76
Stabilized Overall Rate:                          10.4%
EGIM:                                             5.87

COMMENTS

This building has six stories of office space over seven stories of parking deck. The building was purchased by the primary tenant in the building. This building is not adjacent to a hospital. Sun Bank has bank space in the bottom floor of the building.

IMPROVED SALE NUMBER 5
- ----------------------

GENERAL SALE DATA
Location:                                     5 West Sample Road in Pompano Beach, Broward County, Florida
Date of Sale:                                 July 5, 1991
Deed Book/Page:                               18536/769
Grantor:                                      Robert T. Held, Sr.
Grantee:                                      William J. Rand, et al
Sale Price:                                   $3,150,000
Terms of Sale:                                Third party conventional financing had no impact on price.
PROPERTY DATA

Land Size:                                    15,000 square feet
Building Size:                                27,500 square feet - gross
                                              25,000 SF estimated leasable
Year Built:                                   1991
Occupancy at Sale:                            Build-to-suit for Rand Eye Institute

STABILIZED OPERATING DATA
                                              Dollars               Per SF
                                              --------              ------
Estimated Gross Income:                       $450,000              $18.00
Vacancy Allowance @ 5%:                       $ 22,500              $ 0.90
                                              --------              ------
Effective Gross Income:                       $427,500              $17.10

Estimated Expenses @ $5.00:                   $125,000              $ 5.00
                                              --------              ------
Net Operating Income:                         $302,500              $12.10


MARKET VALUE INDICATORS

Sale Price Per Square Foot:                   $ 126.00
Stabilized Overall Rate:                           9.6%
EGIM:                                             7.37

COMMENTS

This is a three-story, Class B, reflective glass and concrete building is located in the northeast quadrant of the intersection of I-95 and Samples Road near the campus of the North Broward Medical Center.

IMPROVED SALE NUMBER 6
- ----------------------

GENERAL SALE DATA
Location:                             9750 NW 33rd Street in Coral Springs, Broward County, Florida
Date of Sale:                         September 19, 1991
Deed Book/Page:                       18762/194
Grantor:                              Central Medical Plaza Associates, Inc.
Grantee:                              Gary V. Caplan, Trustee
Sale Price:                           $4,790,200
Adjusted Sale Price:                  $4,550,500
Terms of Sale:                        Seller provided a 75% mortgage. The sale price was adjusted downward 5%
                                      for cash equivalency.

PROPERTY DATA

Land Size:                            3.5 acres
Building Size:                        48,031 square feet - gross
                                      43,500 sf leasable
Year Built:                           1988
Occupancy at Sale:                    95%

STABILIZED OPERATING DATA
                                      Dollars               Per SF
                                      --------              ------
Estimated Gross Income:               $891,750              $20.50
Vacancy Allowance @ 10%:              $ 89,175              $ 2.05
                                      --------              ------
Effective Gross Income:               $802,575              $18.45
Estimated Expenses @ $6.00:           $261,000              $ 6.00
                                      --------              ------
Net Operating Income:                 $541,575              $12.45

MARKET VALUE INDICATORS

Sale Price Per Square Foot:           $ 104.61
Stabilized Overall Rate:                  11.9%
EGIM:                                     5.67

COMMENTS

This is a two-story, steel frame medical office building that was constructed in 1988. It is located east of University Road and northwest of the Coral Springs Medical Center. This sale occurred in the recession of 1991 when conventional financing was difficult to obtain.

IMPROVED SALE NUMBER 7
- ----------------------

GENERAL SALE DATA
Location:                                 South side of SW 8th Street at 4950 SW 8th Street in Coral Gables, Dade
                                          County, Florida
Date of Sale:                             January 6, 1992
Deed Book/Page:                           15338/2902
Grantor:                                  Abbey Health Services Inc.
Grantee:                                  Kendall Health Care Group, Inc.
Sale Price:                               $10,500,000
Terms of Sale:                            Third party financing had no impact on the purchase price.

PROPERTY DATA

Land Size:                                21,250 square feet
Building Size:                            37,100 square feet - leasable
Year Built:                               1985

STABILIZED OPERATING DATA
                                          Dollars               Per SF
                                          --------              ------
Estimated Gross Income:                   $593,600              $16.00
Vacancy Allowance @ 10%:                  $ 59,360              $ 1.60
                                          --------              ------
Effective Gross Income:                   $534,240              $14.40
Estimated Expenses @ $5.00/SF             $185,500              $ 5.00
                                          --------              ------
Net Operating Income:                     $348,740              $ 9.40

MARKET VALUE INDICATORS

Sale Price Per Square Foot:               $  94.34
Stabilized Overall Rate:                       9.9%
EGIM:                                         5.90

COMMENTS

This building has two stories of office space above a covered, open-air parking lot. This location is near the Vencor Hospital. The building was reported to be 100% occupied at the time of sale.

The comparable improved sales are summarized as follows:

                           SUMMARY OF IMPROVED SALES

                   SALE                                     RENTABLE                                  PRICE PER
                   NO.     ADDRESS                        (SQUARE FEET)         SALE PRICE           SQUARE FOOT

                    1      Independence Court                 6,928             $   850,000            $122.69
                           Birmingham, Alabama
                    2      20th Street South                 44,574             $ 3,750,000            $ 84.13
                           Birmingham, Alabama
                    3      1260 Upper Hembree                32,500             $ 4,525,000            $139.23
                           Roswell, Georgia
                    4      2519 Galiano Street              139,500             $12,521,000            $ 89.76
                           Miami, Florida
                    5      5 West Sample Road                25,000             $ 3,150,000            $126.00
                           Pompano Beach, Florida
                    6      9750 N.W. 33rd Street             43,500             $ 4,550,500            $104.61
                           Coral Springs, Florida
                    7      4950 SW 8th Street                37,100             $10,500,000            $ 94.34
                           Coral Springs, Florida


The unadjusted prices of these comparables range from $89.76 per square foot to $153.33 per square foot. All of the transactions presented involved improved facilities conveyed in fee simple. The sales were either purchased with all cash or with a down payment and financing to be considered at market, unless indicated otherwise.

IMPROVED SALE 1 is a Class C professional office building that is located near the Brookwood Medical Center. An affiliate of HealthSouth Medical Center purchased this building to entice its physician/owner to move his practice to their facility. This transaction was reportedly at a market value price. However, a downward adjustment is indicated because the building was not marketed as a vacant building due to this relationship. The building is considered comparable in size to the subject and no adjustment is indicated for size. The building is located at the end of a steep winding road, and has poor visibility. An upward adjustment is indicated due to this inferior location compared to the subject. An addition upward adjustment to this comparable is also indicated due to the subject's recent construction making the subject building newer than this comparable. Overall, an upward adjustment to the sale, in comparison to the subject, was made.

IMPROVED SALE 2 is the sale of a building purchased by UAB to use as a Medical Genetics Center. Upward adjustments are indicated because of the subject's superior location and quality, and because of the older age of this comparable. An upward adjustment is indicated because this sale occurred during the recession in 1991 when property values were declining and financing restricted. An upward adjustment is indicated for the sale's larger size in comparison to the subject facility. Overall, an upward adjustment has been made to the sale.

IMPROVED SALE 3 was the sale of a three-building professional office facility that is located approximately one-quarter-mile from the North Fulton Medical Center in Roswell, Georgia. A downward adjustment is indicated because 80 percent of this facility was net leased to the hospital. An upward adjustment is indicated due to the larger size of this comparable. Upward adjustments are indicated for location and quality of improvements. All factors considered, a slight upward adjustment is indicated.

IMPROVED SALE 4 was the December 1992 sale of a 139,500 square foot professional office building located in Miami, Florida. The sale was to the main tenant in the building, a healthcare plan operated by Ramsay. An upward adjustment is indicated because this tenant has such a large economic impact on the property, and because the sellers were reportedly very motivated to sell. An upward adjustment to the price per foot of this comparable is indicated because the building is larger than the subject property. Overall, the sale has been adjusted upward.

IMPROVED SALE 5 is a Class B professional office building that is located in Pompano Beach near the North Broward Medical Center. This building was constructed for use by the Rand Eye Institute. An upward adjustment is indicated because this sale occurred during the recession in 1991 when property values declining and financing restricted. Upward adjustments are also indicated for location and quality of the improvements. All factors considered, this comparable has been adjusted upward.

IMPROVED SALE 6 was the September 1991 sale of a professional office facility that is located northwest of the Coral Springs Medical Center. The sale price was adjusted downward for cash equivalency because of seller financing. Upward adjustments are indicated due to the improving property values and the economy since this sale, and because of the subject's superior location and superior quality of improvements. All factors considered, this sale has been adjusted upward.

IMPROVED SALE 7 was January 1992 sale of a medical building located near the Vencor Hospital in Coral Gables, Florida. Upward adjustments to the price per square foot of this comparable are indicated for location and size. Upward adjustment are also indicated due to the older age of this comparable and the subject's superior quality of improvements. Overall, this comparable sale has been adjusted upward.

Based on the preceding analysis, we are of the opinion that $130.00 per square foot would be indicative of the subject's value. Therefore, the market value of the subject property via the Sales Comparison Approach, as of March 15, 1994, the effective date of this report, is calculated as follows:

                    8,749 SF  x  $130.00/SF   =   $1,137,370

                            Rounded to:  $1,140,000
                                         ==========

                                INCOME APPROACH


The Income Approach is based on the principle of anticipation, and has as its premise that value is represented by the present worth of expected future benefits. The price that an investor will pay for an income property usually depends on the anticipated income stream. The Income Approach represents an attempt to simulate the future cash flows for the property, and to quantify the future benefits in present dollars.

The subject property is one of several professional office buildings that Crescent Capital Trust, Incorporated is establishing a real estate investment trust (REIT). Surgical Health Corporation will provide a net rental guarantee, in the form of a master lease. The REIT, as the new property owner, will receive the net rental master lease rate per square foot of rentable office area, regardless of the rental rates charged or received from the actual tenant(s). Additionally, the annual rental income provided for in the ground lease, associated with the subject property, will be received by the REIT.

This master lease is a credit enhancement vehicle that will enable the REIT issuer to sell the REIT shares. It will also allow Crescent Capital Trust, Incorporated leasing flexibility for the medical office building space, i.e., they can lease office space to various physicians at different rates and terms, or they can use the office space for hospital purposes.

The appraisers received a draft of the form of master lease agreement, but the actual master lease agreement for the property are not yet available. For the purpose of our Income Approach, the gross income will be the master lease rate for the property times the rentable building area. We reserve the right to modify the Income Approach valuation if the actual master lease for the property differs significantly from the draft lease presented to us.

The master lease rate for the subject property will be $115,000 annually based on a 15-year lease, and an additional $104,709 annual rental income in conjunction with the ground lease associated with the subject property.

The subject appraisal assumes 100 percent of the income is guaranteed through the master lease agreement. Since the leased fee interest is being appraised, there is no deduction for vacancy or credit loss.

Since the master lease provides for an income level to the REIT net of all operating expenses, the only out-of-pocket expenses to the REIT will be accounting, legal and internal administration or management expenses. These management expenses are estimated at 5.0 percent of effective gross income, or $5,750, based on the management experience of other properties. The income received in conjunction with the ground lease will be offset by the ground lease expense. The net operating income for the property is calculated as follows:


Master lease revenue                                        $ 115,000
Ground lease revenue                                          104,709
                                                            ---------
  Total revenues                                            $ 219,709

Less:
Management fees (5% of master lease)                        $  (5,750)
Ground lease expense                                         (104,709)
                                                            ---------
Net Operating Income                                        $ 109,250


The estimated direct capitalization rates, or overall rates (OARs), for the seven improved sale comparables presented in the Sales Comparison Approach section of this report ranged from 8.0 percent to 11.9 percent. Two of the capitalization rates in the upper end of this range represent sales that occurred in 1991 when sales and financing availability were restricted. In Improved Sale Number 4, with a high estimated capitalization rate of 10.4 percent, the buyer was the major tenant in the building, and the sale was reportedly not completely an arm's length sale. Based on the comparables and this discussion, a capitalization rate of 10.5 percent is considered appropriate for the subject property.

It is, therefore, our opinion that the market value of the subject property, as of March 15, 1994, by the Income Approach is calculated and rounded as follows:

                  Net Operating Income/OAR  =  Estimated Value

                          $109,250/.105  =  $1,040,476

                            Rounded to:  $1,040,000
                                         ==========

                           CORRELATION AND CONCLUSION


We have considered three approaches to value in order to estimate the value of the Northlake Tucker Ambulatory Surgery Center. The values derived from the three approaches are summarized as follows:

        Cost Approach   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $1,100,000
        Sales Comparison Approach   . . . . . . . . . . . . . . . . . . . . . . .  $1,140,000
        Income Approach   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $1,040,000

The Cost Approach involved a detailed analysis of the individual components of the property. These costs were estimated using reliable sources. The Cost Approach provides a good indicator of the current replacement cost for new and special purpose properties such as the subject. This approach is representative of the value in use as part of the hospital complex. The Cost Approach, however, does not necessarily reflect the value that investors and users would be willing to pay if the property were to be sold. Overall, this approach is considered only a fair indicator of value.

The Sales Comparison Approach is based on the price that investors and owner/occupants have recently paid for comparable professional office buildings. The quality and quality of data available in this approach was considered good, but several of the comparable sales differed in size from the subject and were in other geographic locations outside the Atlanta market. The appraisers only consider this approach to be a fair indicator of value for the subject property for this reason.

The Income Approach normally provides the most reliable value estimate for multi-tenant professional office buildings. The value of the property is strongly related to the expected income stream of the property. Although the buyers of professional office buildings are usually owner/occupants, these buyers are generally aware of the property's cash flow potential and its value from an investor's perspective. For this reason, the Income Approach is considered the best indicator of value for the subject.

Based on this analysis, it is our opinion that the market value of the Northlake Tucker Ambulatory Surgery Center, as of March 15, 1994, subject to the Surgical Health Corporation master lease, and based on the assumptions and limiting conditions in this report, is the Income Approach value of:

                                   $1,040,000
                                   ==========
The values derived in the other approaches support the Income Approach value as the final value.